Exhibit 1.1

FOR IMMEDIATE RELEASE

Wyndham Hotels & Resorts’ Latest Release Shows How Divergent Their Board’s Interests Are from Their Shareholders’; Their Arguments Seek to Undermine the Value-Creating Possibility of M&A

Wyndham Shareholders Should Tender Their Shares in Choice’s Exchange Offer to Send Clear Message to Wyndham’s Board

Choice Has Recently Engaged with Wyndham Shareholders Representing over 40% of Shares Outstanding; Many Shareholders Are Eager for Both Parties to Work Together to Reach an Expedient Resolution

NORTH BETHESDA, Md., December 20, 2023 – Choice Hotels International, Inc. (NYSE: CHH) (the “Company” or “Choice”), today issued the following statement in response to the Wyndham Hotels & Resorts, Inc. (NYSE: WH) (“Wyndham”) Board of Directors’ recommendation that its shareholders reject Choice’s exchange offer.

Wyndham Has Sought to Threaten Shareholders’ Ability to Realize Value: Wyndham shareholders should be concerned by the company’s blatant mischaracterization of the lodging industry’s competitive landscape. Wyndham’s comments call into question their ability to properly support franchisees while also generating shareholder value through M&A. The U.S. Federal Trade Commission (“FTC”) will come to its own independent assessment of the proposed transaction’s competitive merits based on the specific facts, like it does on every M&A transaction. Attempting to use the FTC to prevent Wyndham shareholders from even accessing the option of a merger with Choice robs them of meaningful upside from the combination or, at a minimum, the substantial break-fee Choice has offered in the unlikely event the transaction were not to receive the requisite regulatory clearance.

Wyndham’s Board Continues to Not Be Forthcoming: Following the launch of Choice’s exchange offer to acquire all outstanding shares of Wyndham on December 12, 2023, representatives of Wyndham contacted representatives of Choice for the purported purpose of engaging in discussions regarding a potential transaction and regulatory protections. Choice and its representatives engaged in good faith discussions, but, consistent with past practices, Wyndham’s representatives abruptly ended those discussions on December 17, 2023. Wyndham failed to disclose these discussions in the Schedule 14d-9 that it filed yesterday.

Shareholders Are Eager for Both Parties to Work Together to Reach an Expedient Resolution: Since launching the exchange offer, we have engaged with dozens of Wyndham’s institutional shareholders representing over 40% of shares outstanding based on the most recently available filings. In our discussions, many shareholders have consistently expressed support for the industrial merits of a transaction as well as the desire for both parties to work together to reach an expedient resolution.

We remain confident we can complete the transaction within a one-year customary timeframe and are committed to moving forward with this process. We have already started the regulatory clock, and look forward to continuing to work closely with the FTC to support a fact-based review process grounded in the reality of this industry’s evolving competitive landscape.

Additional materials are available at CreateValueWithChoice.com.

Advisors

Moelis & Company LLC, Goldman Sachs & Co. LLC and Wells Fargo are serving as financial advisors to Choice and Willkie Farr & Gallagher LLP and Axinn, Veltrop & Harkrider LLP are serving as legal advisors.

About Choice Hotels®

Choice Hotels International, Inc. (NYSE: CHH) is one of the largest lodging franchisors in the world. The challenger in the upscale segment and a leader in midscale and extended stay, Choice® has nearly 7,500 hotels, representing almost 630,000 rooms, in 46 countries and territories. A diverse portfolio of 22 brands that range from full-service upper upscale properties to midscale, extended stay and economy enables Choice® to meet travelers’ needs in more places and for more occasions while driving more value for franchise owners and shareholders. The award-winning Choice Privileges® loyalty program and co-brand credit card options provide members with a fast and easy way to earn reward nights and personalized perks. For more information, visit www.choicehotels.com.

Forward-looking Statements

Information set forth herein includes “forward-looking statements”. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “expect,” “estimate,” “believe,” “anticipate,” “should,” “will,” “forecast,” “plan,” “project,” “assume,” or similar words of futurity. All statements other than historical facts are forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such statements include, but are not limited to, the ultimate outcome of any possible transaction between Choice and Wyndham (including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those described herein); uncertainties as to whether Wyndham will cooperate with Choice regarding the proposed transaction; Choice’s ability to consummate the proposed transaction with Wyndham; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals; Choice’s ability to finance the proposed transaction with Wyndham; Choice’s indebtedness, including the substantial indebtedness Choice expects to incur in connection with the proposed transaction with Wyndham and the need to generate sufficient cash flows to service and repay such debt; the possibility that Choice may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Wyndham’s operations with those of Choice, including the Choice loyalty program; the possibility that Choice may be unable to achieve the benefits of the proposed transaction for its franchisees, associates, investors and guests within the expected timeframes or at all, including that such integration may be more difficult, time-consuming or costly than expected; that operating costs and business disruption (without limitation, difficulties in maintaining relationships with associates, guests or franchisees) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; and that the retention of certain key employees may be difficult. Such statements may relate to projections of Choice’s revenue, expenses, adjusted EBITDA, earnings, debt levels, ability to repay outstanding indebtedness, payment of dividends, repurchases of common stock and other financial and operational measures, including occupancy and open hotels, revenue per available room, Choice’s ability to benefit from any rebound in travel demand, and Choice’s liquidity, among other matters. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

These and other risk factors that may affect Choice’s operations are discussed in detail in the applicable company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and, as applicable, its or Wyndham’s Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this presentation or as of the date to which they refer, and Choice assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information

This communication relates to a proposal that Choice has made for a business combination transaction with Wyndham and the exchange offer which Choice, through WH Acquisition Corp., its wholly owned subsidiary, has made to Wyndham stockholders. The exchange offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to exchange, the letter of election and transmittal and other related offer documents) and a registration statement on Form S-4 filed by Choice on December 12, 2023. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the offer. In furtherance of this proposal and subject to future developments, Choice (and, if applicable, Wyndham) may file one or more registration statements, proxy statements, tender or exchange offers or other documents with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement, registration statement, tender or exchange offer document, prospectus or other document Choice and/or Wyndham may file with the SEC in connection with the proposed transaction.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Investors and security holders of Choice and Wyndham are urged to read the proxy statement(s), registration statement, tender or exchange offer document (including the offer to exchange, the letter of election and transmittal and other related offer documents), prospectus and/or other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any definitive proxy statement(s) or prospectus(es) (if and when available) will be mailed to shareholders of Choice and/or Wyndham, as applicable. Investors and security holders may obtain free copies of these documents (if and when available) and other documents filed with the SEC by Choice through the web site maintained by the SEC at www.sec.gov, and by visiting Choice’s investor relations site at www.investor.choicehotels.com.

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Choice and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Choice’s executive officers and directors in the Annual Report on Form 10-K for the year ended December 31, 2022 filed by Choice with the SEC on March 1, 2023. Additional information regarding the interests of such potential participants will be included in one or more registration statements, proxy statements, tender or exchange offer documents or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website at www.sec.gov and by visiting Choice’s investor relations site at www.investor.choicehotels.com. In this communication, we reference information and statistics regarding the Travel Industry. We have obtained this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources, such as Euromonitor International Limited. Some data and other information contained in this communication are also based on management’s estimates and calculations, which are derived from our review and interpretation of internal surveys and independent sources. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within these industries. While we believe such information is reliable, we have not independently verified any third-party information. While we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. As a result, you should be aware that market, ranking and other similar industry data including in this communication, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained in this communication.

Contacts

Andy Brimmer / Kelly Sullivan / Allison Sobel

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449